Exhibit 99.1

Earnings Release

CONTACT:	First Potomac Realty Trust
Jaime N. Marcus	7600 Wisconsin Avenue
Manager, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST REPORTS

THIRD QUARTER 2013 RESULTS

Executed 300,000 Square Feet of Leases Bringing the Portfolio to 87.4% Leased

BETHESDA, MD. (October 24, 2013) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three and nine months ended September 30, 2013.

Third Quarter 2013 and Subsequent Highlights

•	Reported Core Funds From Operations of $13.5 million, or $0.22 per diluted share.

•	Executed 300,000 square feet of leases, including 213,000 square feet of new leases, bringing total new leasing for the year to 666,000 square feet.

•	Increased leased percentage from 84.9% in the third quarter of 2012 to 87.4% and brought occupancy up from 83.2% to 85.1%.

•	Same-property net operating income increased by 3.7% on an accrual basis and 2.3% on a cash basis.

•	Sold 4200 Tech Court, a 34,000 square foot single-story office building and Triangle Business Center, a 74,000 square foot single-story business park, for net proceeds of $3.2 million and $2.7 million, respectively.

•	On October 1, acquired 540 Gaither Road, the third multi-story office building at Redland Corporate Center, in Rockville, Maryland, for $30 million, which completes the Company’s ownership of the complex.

•	On October 16, amended the unsecured revolving credit facility and unsecured term loans to increase borrowing capacity, extend the maturity, and reduce LIBOR spreads for each.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated, “Over the last three quarters, we have made significant progress executing on the strategic and capital plan we laid out earlier this year. We continued to improve the operating metrics of our portfolio, increased our sequential occupancy by 110 basis points, and delivered our seventh consecutive quarter of positive net absorption in a very challenging D.C. market. Subsequent to quarter end, we completed our first acquisition since late 2011 with the third building at Redland Corporate Center, and demonstrated our commitment to high-quality, multi-story office assets in strong submarkets where we have an existing presence. We are pleased with the positive steps we have taken, and are working diligently to position First Potomac as the preeminent owner of quality office properties in the greater Washington D.C. region.”

Funds From Operations (“FFO”) decreased for the three months ended September 30, 2013 compared with the same period in 2012 due to a reduction in net operating income as a result of the sale of the majority of the Company’s industrial properties in June 2013, increased personnel separation costs, and a non-recurring non-cash gain of $4.3 million recorded in the third quarter of 2012 as a result of changed tax regulations. The decrease in FFO for the third quarter of 2013 was partially offset by a 3.7% increase in same-property net operating income compared with the third quarter of 2012.

Earnings Release - Continued

FFO increased for the nine months ended September 30, 2013 compared with the same period in 2012 primarily due to lower debt extinguishment costs and reduced legal and accounting fees, which were partially offset by a reduction in net operating income as a result of the sale of the majority of the Company’s industrial properties, the operations of which are presented in discontinued operations. During the second quarter of 2012, the Company recorded $13.2 million of debt extinguishment charges from the prepayment of its senior notes compared with $4.7 million of debt extinguishment costs incurred in 2013 primarily associated with the repayment of debt in conjunction with property dispositions. FFO also increased for the nine months ended September 30, 2013 due to a 1.7% increase in same property net operating income.

Core FFO decreased for the three and nine months ended September 30, 2013 compared with the same periods in 2012, primarily due to a decline in net operating income as a result of the sale of the majority of the Company’s industrial properties in June 2013, the operations of which are presented in discontinued operations.

A reconciliation between Core FFO and FFO available to common shareholders for the three and nine months ended September 30, 2013 and 2012 is presented below (in thousands, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	Amount	Per diluted share(1)	Amount	Per diluted share(1)	Amount	Per diluted share(1)	Amount	Per diluted share(1)
Core FFO	$13,524	$0.22	$15,297	$0.29	$45,257	$0.80	$46,779	$0.88
Loss on debt extinguishment	(123)	—	—	—	(4,738)	(0.08)	(13,325)	(0.25)
Internal investigation costs	—	—	(743)	(0.01)	—	—	(3,276)	(0.06)
Deferred abatement and straight-line amortization(2)	—	—	1,567	0.03	1,567	0.03	1,567	0.03
Acquisition costs	(173)	—	(8)	—	(173)	—	(49)	—
Change in tax regulation(3)	—	—	4,327	0.08	—	—	4,327	0.08
Personnel separation costs	(1,777)	(0.03)	(397)	(0.01)	(1,777)	(0.03)	(397)	(0.01)
Contingent consideration related to acquisition of property(4)	—	—	(112)	—	(75)	—	(112)	—
Legal costs associated with informal SEC inquiry	—	—	—	—	(391)	(0.01)	—	—

FFO available to common shareholders	$11,451	$0.19	$19,931	$0.38	$39,670	$0.70	$35,514	$0.67

Net (loss) income	$(1,717)		$7,435		$14,722		$(9,261)
Net (loss) income attributable to common shareholders per diluted common share(5)	$(0.08)		$0.08		$0.09		$(0.35)

(1)	Numbers may not foot due to rounding.
(2)	Represents the accelerated amortization of the straight-line balance and the deferred abatement for Engineering Solutions at I-66 Commerce Center, which terminated its lease prior to completion. The tenant vacated the property at the end of March 2013. The property was sold in May 2013.
(3)	Reflects the one-time non-cash impact of changed tax regulations enacted by the District of Columbia that became effective in September 2012.
(4)	Reflects an increase in the Company’s contingent consideration liability related to its acquisition of Ashburn Center in 2009. The Company paid $1.7 million to the seller of the property in the third quarter of 2013 to fulfill the obligation.
(5)	Reflects amounts attributable to noncontrolling interests and the impact of dividends on the Company’s preferred shares to arrive at net (loss) income attributable to common shareholders.

A reconciliation of net (loss) income to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Earnings Release - Continued

Operating Performance

At September 30, 2013, the Company’s consolidated portfolio consisted of 145 buildings totaling approximately 9 million square feet. The Company’s consolidated portfolio was 87.4% leased and 85.1% occupied at September 30, 2013, compared with 86.5% leased and 84.0% occupied at June 30, 2013 and 84.9% leased and 83.2% occupied at September 30, 2012, a 190 basis point occupancy increase year over year.

During the third quarter of 2013, the Company executed 300,000 square feet of leases, which consisted of 213,000 square feet of new leases and 87,000 square feet of renewal leases. The Company delivered positive net absorption of approximately 19,741 square feet, the Company’s seventh consecutive quarter of positive net absorption, and as anticipated, had a tenant retention rate of 30%, primarily as a result of over 200,000 square feet of known move outs in the third quarter.

Same-property net operating income (“Same-Property NOI”) increased 3.7% on an accrual basis for the three months ended September 30, 2013 and increased 1.7% for the nine months ended September 30, 2013 compared with the same periods in 2012. The increase in Same-Property NOI in the three months ended September 30, 2013 was due to an increase in occupancy at Van Buren Office Park, Reston Business Campus, Sterling Park Business Center and Norfolk Business Center. The increase in Same-Property NOI during the nine months ended September 30, 2013 was primarily a result of occupancy increases at Redland Corporate Center, Atlantic Corporate Park, Van Buren Office Park and Reston Business Campus.

A reconciliation of net (loss) income to Same-Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Third Quarter 2013 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.

Acquisition

On October 1, 2013, the Company acquired 540 Gaither Road (Redland I), a six-story, 134,000 square foot office building in Rockville, Maryland, for $30.0 million. The property is located within Redland Corporate Center, which is comprised of three multi-story, Class-A office buildings totaling 483,000 square feet. The Company acquired Redland II and III in a joint venture with Perseus Realty, LLC in late 2010. The newly acquired property is 100% leased to the Department of Health and Human Services (HHS) through early 2018. The acquisition was funded with $28.2 million of proceeds from the sale of its industrial portfolio in June 2013 that was previously placed with a qualified intermediary to facilitate a tax-free exchange, as well as available cash.

Dispositions

Consistent with the Company’s previously disclosed strategy of focusing on high-quality, multi-story office properties, the Company continued to dispose of certain non-core properties. Specifically, the Company sold 4200 Tech Court, a 34,000 square foot single-story office building located in Chantilly, Virginia, for net proceeds of approximately $3.2 million, and Triangle Business Center, a four-building, 74,000 square foot single-story business park property located in Baltimore, Maryland, for net proceeds of approximately $2.7 million. The Company reported a gain on the sale of 4200 Tech Court of $0.4 million in its third quarter results. As previously disclosed, the Company recorded an impairment charge of $1.4 million on Triangle Business Center in the second quarter of 2013.

Earnings Release - Continued

On September 24, 2013, the Company entered into a contract to sell Worman’s Mill Court, a 40,000 square foot office building located in Frederick, Maryland. Based on the anticipated sales price, the Company recorded an impairment charge of $0.5 million in the third quarter of 2013. The sale is expected to be completed in the fourth quarter of 2013. At September 30, 2013, the Company classified the property as “held-for-sale” on its consolidated balance sheet.

The operating results and any gains on sale of 4200 Tech Court, Triangle Business Center and Worman’s Mill Court are reflected as discontinued operations in the Company’s consolidated statements of operations for each of the periods presented in this press release.

Financing Activity

On September 3, 2013, the Company repaid a $6.6 million mortgage loan that encumbered Linden Business Center with available cash.

On September 30, 2013, the Company repaid a $53.9 million mortgage loan that encumbered 840 First Street, NE, which was scheduled to mature on October 1, 2013. 840 First Street, NE is subject to a tax protection agreement, which requires that the Company maintain a specified minimum amount of debt on the property through March 2018. As a result of this requirement, simultaneously with the repayment of the mortgage debt, the Company encumbered 840 First Street, NE with a $37.3 million mortgage loan that had previously encumbered 500 First Street, NW. The transfer of the mortgage loan did not impact any material terms of the agreement. The Company incurred $0.1 million in debt extinguishment charges related to the transfer.

On October 16, 2013, the Company amended its unsecured revolving credit facility and unsecured term loan. The Company increased the size of the unsecured revolving credit facility from $255 million to $300 million and extended the maturity date of the facility to October 2017, with a one-year extension at the Company’s option. The Company divided its unsecured term loan into three $100 million tranches that mature in October 2018, 2019 and 2020, which added over two years of term from the previous maturity dates. As part of the amendments, the Company reduced its LIBOR spreads to current market rates, eliminated the prepayment lock-outs for the unsecured term loan, eliminated prepayment penalties associated with two tranches of the unsecured term loan, decreased the capitalization rates used to calculate gross asset value in the covenant calculations, and moved to a covenant package more closely aligned with the Company’s strategic plan. The Company believes the amendments to the unsecured revolving credit facility and unsecured term loan will reduce its borrowing costs and put the Company in a stronger position to deploy capital in the future.

Balance Sheet

The Company had $659.0 million of debt outstanding at September 30, 2013 compared with $688.0 million of debt outstanding at June 30, 2013. Of the Company’s outstanding debt at September 30, 2013, $232.3 million was fixed-rate debt, $350.0 million was hedged variable-rate debt, and $76.7 million was unhedged variable-rate debt.

Dividends

On October 22, 2013, the Company declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend will be paid on November 15, 2013 to common shareholders of record as of November 6, 2013. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend will be paid on November 15, 2013 to preferred shareholders of record as of November 6, 2013.

Earnings Release - Continued

Core FFO Guidance

The Company improved its full-year 2013 Core FFO guidance to $1.02 to $1.04 per diluted share. The Company’s updated guidance reflects all prior dispositions and financing activities completed during the year, as well as the acquisition of 540 Gaither Road, which was completed in the fourth quarter of 2013, and Worman’s Mill Court, which is expected to be sold in the fourth quarter of 2013. Among other things, guidance does not include the impact of any potential acquisition opportunities. The following is a summary of the assumptions that the Company used in arriving at its guidance, which were updated based on the Company’s first, second, and third quarter activity (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges(1)
Portfolio NOI(2)	$114,000	—	$116,000
Interest and Other Income	6,000	—	6,500
FFO from Unconsolidated Joint Ventures	5,000	—	5,500
Interest Expense	$34,000	—	$35,000
G&A(3)	19,000	—	20,000
Preferred Dividends	12,400
Weighted Average Shares	57,500	—	58,000
Year-End Occupancy	85.0%	—	86.0%
Same-Property NOI – Accrual Basis	1.5%	—	2.5%

(1)	Company’s guidance reflects the disposition of the 24 industrial properties, 4200 Tech Court, 4212 Tech Court, and Triangle Business Center, the potential sale of Worman’s Mill Court, the acquisition of 540 Gaither Road, as well as the issuance of 7,475,000 common shares during the second quarter of 2013, but does not take into consideration any additional dispositions, acquisitions or capital raising activities in 2013. The Company’s guidance also excludes any potential gains or asset impairments associated with potential future property dispositions.
(2)	Does not include the $1.5 million straight-line amortization rent impact associated with Engineering Solutions at I-66 Commerce Center. The tenant terminated its lease at the end of March 2013 and the property was sold in May 2013.
(3)	Excludes $1.8 million of personnel separation costs related to the departure of the Company’s former Chief Operating Officer and $0.4 million of legal costs associated with the informal SEC inquiry.

The Company’s guidance is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2013	Low Range	High Range
Net income attributable to common shareholders per diluted share	$0.04	$0.06
Real estate depreciation(1)	1.17	1.17
I-66 Commerce Center accelerated amortization	(0.03)	(0.03)
Net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	(0.16)	(0.16)

Core FFO per diluted share	$1.02	$1.04

(1)	Includes the Company’s pro-rata share of depreciation from its unconsolidated joint ventures and depreciation related to the Company’s disposed properties.
(2)	Items excluded from Core FFO consist of the gains associated with disposed properties, the costs associated with the informal SEC inquiry, contingent consideration, impairment charges, acquisition costs, personnel separation costs, and debt modification and extinguishment charges.

Earnings Release - Continued

Investor Conference Call and Webcast

First Potomac will host a conference call on October 25, 2013 at 9:00 AM ET to discuss third quarter results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 Noon ET on October 25, 2013, until midnight ET on November 1, 2013. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 10000324.

A live broadcast of the conference call will also be available online at the Company’s website, www.first-potomac.com, on October 25, 2013, beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. As of September 30, 2013, the Company’s consolidated portfolio totaled approximately 9 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 51% office properties and 49% business park and industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly one million square feet of First Potomac property is LEED Certified, with the potential for another one million square feet in future development projects. Approximately half of the portfolio’s multi-story office square footage is LEED or Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint ventures.

The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

Core FFO – Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal and accounting costs related to the Company’s prior internal investigation and the informal SEC inquiry, personnel separations costs, contingent consideration charges and acquisition costs.

Earnings Release - Continued

The Company’s presentation of FFO in accordance with the NAREIT white paper, or presentation of Core FFO, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO and Core FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.

NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and business park properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods compared, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same-Property NOI to net income from its consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding the Company’s 2013 Core FFO guidance and related assumptions, the potential sale of Worman’s Mill Court and the timing of such sale, and future acquisition and growth opportunities, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to maintain financial covenant compliance under its debt agreements; the Company’s ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any impact of the informal inquiry initiated by the U.S. Securities and Exchange Commission (the “SEC”); the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and Core FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Earnings Release - Continued

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Rental	$32,424	$31,516	$96,742	$93,689
Tenant reimbursements and other	8,413	7,270	25,229	23,585

Total revenues	40,837	38,786	121,971	117,274

Operating expenses:
Property operating	10,878	10,035	31,529	27,697
Real estate taxes and insurance	4,240	3,741	13,104	12,253
General and administrative	6,346	5,645	16,598	17,787
Acquisition costs	173	8	173	49
Depreciation and amortization	14,812	14,144	43,891	41,247
Impairment of real estate assets	—	496	—	2,444
Contingent consideration related to acquisition of property	—	112	75	112

Total operating expenses	36,449	34,181	105,370	101,589

Operating income	4,388	4,605	16,601	15,685

Other expenses, net:
Interest expense	7,726	9,974	27,036	30,909
Interest and other income	(1,696)	(1,521)	(4,801)	(4,528)
Equity in (earnings) losses of affiliates	(19)	30	(54)	52
Gain on sale of investment	—	(2,951)	—	(2,951)
Loss on debt extinguishment	123	—	324	13,221

Total other expenses, net	6,134	5,532	22,505	36,703

Loss from continuing operations before income taxes	(1,746)	(927)	(5,904)	(21,018)

Benefit from income taxes	—	4,304	—	4,142

(Loss) income from continuing operations	(1,746)	3,377	(5,904)	(16,876)

Discontinued operations:
(Loss) income from operations	(387)	4,058	5,677	7,454
Loss on debt extinguishment	—	—	(4,414)	—
Gain on sale of real estate property	416	—	19,363	161

Income from discontinued operations	29	4,058	20,626	7,615

Net (loss) income	(1,717)	7,435	14,722	(9,261)

Less: Net loss (income) attributable to noncontrolling interests	211	(232)	(196)	876

Net (loss) income attributable to First Potomac Realty Trust	(1,506)	7,203	14,526	(8,385)

Less: Dividends on preferred shares	(3,100)	(3,100)	(9,300)	(8,864)

Net (loss) income attributable to common shareholders	$(4,606)	$4,103	$5,226	$(17,249)

Earnings Release - Continued

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net (loss) income attributable to common shareholders	$(4,606)	$4,103	$5,226	$(17,249)

Depreciation and amortization:
Real estate assets	14,812	14,144	43,891	41,247
Discontinued operations	104	2,489	3,928	7,728
Unconsolidated joint ventures	1,332	1,487	4,001	4,456
Consolidated joint ventures	(46)	(46)	(150)	(129)
Impairment of real estate assets	474	496	1,921	3,517
Gain on sale of real estate property	(416)	(2,951)	(19,363)	(3,112)
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(203)	209	216	(944)

Funds from operations available to common shareholders	$11,451	$19,931	$39,670	$35,514

Earnings Release - Continued

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Funds from operations (FFO)	$14,551	$23,031	$48,970	$44,378
Less: Dividends on preferred shares	(3,100)	(3,100)	(9,300)	(8,864)

FFO available to common shareholders	11,451	19,931	39,670	35,514
Personnel separation costs	1,777	397	1,777	397
Loss on debt extinguishment	123	—	4,738	13,325
Internal investigation costs	—	743	—	3,276
Deferred abatement and straight-line amortization	—	(1,567)	(1,567)	(1,567)
Change in tax regulation	—	(4,327)	—	(4,327)
Acquisition costs	173	8	173	49
Contingent consideration related to acquisition of property	—	112	75	112
Legal costs associated with informal SEC inquiry	—	—	391	—

Core FFO	$13,524	$15,297	$45,257	$46,779

Basic and diluted earnings per common share:
Loss from continuing operations available to common shareholders	$(0.08)	$—	$(0.28)	$(0.49)
Income from discontinued operations available to common shareholders	—	0.08	0.37	0.14

Net (loss) income available to common shareholders	$(0.08)	$0.08	$0.09	$(0.35)

Weighted average common shares outstanding:
Basic	57,969	50,267	54,014	50,049
Diluted	57,969	50,346	54,014	50,049
FFO available to common shareholders per share – basic and diluted	$0.19	$0.38	$0.70	$0.67
Core FFO per share – diluted	$0.22	$0.29	$0.80	$0.88
Weighted average common shares and units outstanding:
Basic	60,561	52,869	56,610	52,802
Diluted	60,628	52,947	56,701	52,884

Earnings Release - Continued

Consolidated Balance Sheets

(Amounts in thousands, except per share amounts)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets:
Rental property, net	$1,218,364	$1,450,679
Assets held-for-sale	3,447	—
Cash and cash equivalents	16,971	9,374
Escrows and reserves	38,089	13,421
Accounts and other receivables, net of allowance for doubtful accounts of $1,698 and $1,799, respectively	12,309	15,271
Accrued straight-line rents, net of allowance for doubtful accounts of $168 and $530, respectively	29,838	28,133
Notes receivable, net	54,722	54,730
Investment in affiliates	49,229	50,596
Deferred costs, net	39,706	40,370
Prepaid expenses and other assets	11,064	8,597
Intangible assets, net	37,544	46,577

Total assets	$1,511,283	$1,717,748

Liabilities:
Mortgage loans	$275,974	$418,864
Secured term loan	—	10,000
Unsecured term loan	300,000	300,000
Unsecured revolving credit facility	83,000	205,000
Accounts payable and other liabilities	44,704	64,920
Accrued interest	1,697	2,653
Rents received in advance	6,969	9,948
Tenant security deposits	5,799	5,968
Deferred market rent, net	1,746	3,535

Total liabilities	719,889	1,020,888

Noncontrolling interests in the Operating Partnership	33,972	34,367
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized; Series A Preferred Shares, $25 liquidation preference, 6,400 shares issued and outstanding	$160,000	$160,000
Common shares, $0.001 par value, 150,000 shares authorized; 58,772 and 51,047 shares issued and outstanding, respectively	59	51
Additional paid-in capital	912,444	804,584
Noncontrolling interests in consolidated partnerships	3,957	3,728
Accumulated other comprehensive loss	(5,150)	(10,917)
Dividends in excess of accumulated earnings	(313,888)	(294,953)

Total equity	757,422	662,493

Total liabilities, noncontrolling interests and equity	$1,511,283	$1,717,748

Earnings Release - Continued

Same-Property Analysis

(unaudited, dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Same-Property NOI(1)
Total base rent	$30,863	$30,389	$92,073	$90,767
Tenant reimbursements and other	7,833	6,961	23,059	21,157
Property operating expenses	(9,825)	(9,553)	(28,571)	(27,159)
Real estate taxes and insurance	(3,857)	(3,679)	(11,931)	(11,377)

Same-Property NOI - accrual basis	25,014	24,118	74,630	73,388
Straight-line revenue, net	(432)	(298)	(1,148)	(1,229)
Deferred market rental revenue, net	50	258	74	366

Same-Property NOI - cash basis	$24,632	$24,078	$73,556	$72,525

Change in same-property NOI - accrual basis	3.7%		1.7%
Change in same-property NOI - cash basis	2.3%		1.4%
Same-property percentage of total portfolio (sf)	97.0%		97.0%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Reconciliation of Consolidated NOI to Same-Property NOI
Total revenues	$40,837	$38,786	$121,971	$117,274
Property operating expenses	(10,878)	(10,035)	(31,529)	(27,697)
Real estate taxes and insurance	(4,240)	(3,741)	(13,104)	(12,253)

NOI	25,719	25,010	77,338	77,324
Less: Non-same property NOI(2)	(705)	(892)	(2,708)	(3,936)

Same-Property NOI – accrual basis	$25,014	$24,118	$74,630	$73,388

	Three Months Ended September 30, 2013	Percentage of Base Rent	Nine Months Ended September 30, 2013	Percentage of Base Rent
Change in Same-Property NOI by Region (accrual basis)
Washington, D.C.	2.5%	13%	3.1%	13%
Maryland	(1.7)%	32%	(0.8)%	31%
Northern Virginia	12.5%	31%	4.2%	32%
Southern Virginia	0.3%	24%	0.7%	24%
Change in Same-Property NOI by Type (accrual basis)
Business Park / Industrial	4.7%	47%	(0.1)%	46%
Office	2.8%	53%	3.4%	54%

(1)	Same-property comparisons are based upon those consolidated properties owned for the entirety of the periods presented. Same-property results exclude the operating results of the following non same-properties that were owned as of September 30, 2013: Three Flint Hill, 440 First Street, NW, Davis Drive, 1005 First Street, NE and Worman’s Mill Court.
(2)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.